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                                                                    EXHIBIT 99.4
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                         [MCLEODUSA LOGO APPEARS HERE]

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MCLEODUSA AND AT&T SIGN AGREEMENT TO PROVIDE DEDICATED ACCESS SERVICES IN THIRTY
MIDWESTERN CITIES

CEDAR RAPIDS, IOWA - October 30, 1997 - McLeodUSA Incorporated
[NASDAQ/NMS:MCLD], a super regional telecommunications services provider, and AT&T [NYSE: T] jointly announced today that they have signed an agreement to provide dedicated access service within 30 Midwestern cities.

"This agreement allows McLeodUSA to provide dedicated access service to AT&T in key second and third-tier cities," stated Steve Gray, president and chief operating officer of McLeodUSA. "Currently, AT&T is using the networks provided by the local incumbent to serve its customers. The McLeodUSA network is being constructed to meet AT&T specifications and incorporate the most current technology available. This will further the development of competitive services in these cities, and provide both McLeodUSA and AT&T with high quality network," he continued.

Frank Ianna, AT&T executive vice president of network and computing services, added, "Once again, we're demonstrating that AT&T will use the most economical and high-quality ways to provide access to our customers. This agreement lets us maximize the value of AT&T service to our customers while we minimize cost."

The initial plan targets cities in five states: Illinois, Iowa, Minnesota, North Dakota and South Dakota. Approximately two-thirds of the selected cities are scheduled for installation by the end of 1998, with the remaining cities following in 1999.

Steve Gray of McLeodUSA: "This is more than a traditional customer/vendor relationship; it is a win-win for both companies. It will provide a catalyst for the expansion of our intra-city networks, and lower costs and better services for AT&T."

McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to businesses and residential customers. The Company's telecommunications customers are located primarily in Iowa, Illinois, Minnesota, Wisconsin, North Dakota and South Dakota. In September 1997 McLeodUSA completed a merger with Consolidated Communications Inc. of Mattoon, IL, creating the first super regional Competitive Local Exchange Carrier. The combined firm is a 14-state facilities oriented telecommunications provider with 6 switches, and more than 244,000 local lines, 4,650 employees, and 4,600 route miles of fiber optics network. In the next 12 months, the Company's publishing subsidiaries will distribute over 14.4 million copies of competitive directories in 21 states, reaching a population of 25 million.

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